AMENDED AGREEMENT FOR THE PURCHASE OF PARTIAL LEASEHOLDS

This Amended Agreement for the Purchase of Partial Leaseholds ("Agreement") executed this August 22, 20ll, by and between Geronimo Holding Corporation ("Seller") and American Standard Energy Corp. ("Buyer") amends the Agreement dated April 26, 2011 with respect only to the following Sections:

Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain mineral rights leaseholds held on properties located on approximately 13,324.69717 acres within multiple counties of North Dakota as described in EXHIBIT A:

-and-

2. Price.
Buyer shall pay Seller the sum of FOURTEEN MILLION EIGHT HUNDRED THIRTY NINE THOUSAND SEVEN HUNDRED AND SIXTY SEVEN DOLLARS ($14,839,767) evidenced by Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) cash deposit made in April, 2011 and Two Hundred Eight Thousand and Two Hundred (208,200) shares of Company stock, valued at a Ten Percent (10%) discount to market of closing price on April 18, 2011 or $6.435 per share (OTCBB: ASEN) at Close.

THE REMAINDER OF THE ORIGINAL APRIL 26, 2011 SIGNED AGREEMENT SHALL REMAIN IN FULL EFFECT. SEE EXHIBIT A

THIS SECTION INTENTIONALLY LEFT BLANK - SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Geronimo Holding Corporation	American Standard Energy, Corp.

By: /s/ Randall Capps	By: /s/ Scott Feldhacker
Randall Capps	Scott Feldhacker
President	Chief Executive Officer